EXHIBIT 10.2

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, (the “Agreement”) is made as of March 31, 1989 between NTS Mortgage Income Fund (the “Fund”) and NTS Guaranty Corporation (the “Guarantor”).  All capitalized terms used herein shall have the meaning set forth in the Fund’s Registration Statement No. 33-25217, as amended, filed with the Securities and Exchange Commission on Form S-11.

WITNESSETH

                WHEREAS, the Fund has filed the Registration Statement, covering its shares of common stock, par value $0.001 per share, to be offered to the public, and the Fund may thereafter sell additional securities or otherwise raise additional capital; and

                WHEREAS, the Fund intends to qualify as a “real estate investment trust,” as defined in the Code, and to invest its funds in investments permitted in the Prospectus and Sections 856-860 of the Code; and

                WHEREAS, the Fund intends to make Mortgage Loans to, among others, Affiliated Borrowers; and

                WHEREAS, the Fund is willing to make such Mortgage Loans only on the condition, among others that the Guarantor execute and deliver these Guatanties described herein.

                NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

                A.  Escrow Guaranty.  The Guarantor has agreed to pay the Fund’s subscribers, directly or indirectly, the amount necessary to supplement the cash generated by investing the Fund’s Gross Proceeds in the escrow account or in temporary investments so as to provide subscribers with a return on their Original Capital Contributions equal to an 8.0% per annum, noncompounded, for the period from the date the subscriber’s proceeds were deposited in the escrow account through the 89th day following the Initial Closing Date or, if the Minimum Number of Shares are not sold through the date on which the proceeds are released from the escrow account.  To the extent the Fund’s investments yield more than such an 8.0% return to the subscribers, the excess will be applied to amounts otherwise due under the Cash Flow Guaranty.  Any amount so provided pursuant to the Escrow Guaranty will be repaid in the event funds are available after satisfaction of the Cash Flow Guaranty and the requirements of the Code relating to REIT qualification.

                B.  Cash Flow Guaranty.  The Guarantor will provide the Affiliated Borrowers with funds sufficient to make any payments of Supplemental Interest necessary to enable the Fund to make quarterly distributions to Stockholders equal to an annual 12% noncompound return on their Original Capital Contributions for the period beginning on the 90th day following the Initial Closing Date and terminating upon the later of two years thereafter or one year from the Offering Termination Date.  The Fund agrees that in the event the Guarantor pays any money pursuant to the Cash Flow Guaranty, such amounts will be credited against 50% of the amounts later due by the Affiliated Borrowers as Incentive or Gross Receipts Interest, thereby reducing the amount of Incentive or Gross Receipts the Fund will receive from Affiliated Borrowers in later years.

                C.  Junior Mortgage Loan Guaranty.  The Guarantor hereby unconditionally and irrevocably guarantees to the Fund, and its successors, endorsees, transferees and assigns, that, in the event any Junior or Temporary Mortgage Loan made to any Affiliated Borrower should become a Defaulted Junior or Temporary Mortgage Loan (as defined below), the Guarantor will make payment to the Fund of the Principal amount of the Junior or Temporary Mortgage Loan.  The Guarantor’s obligation hereunder is limited to the Principal balance outstanding on the Junior or Temporary Mortgage Loan and does not include the Interest Reserve.  A “Defaulted Mortgage Loan” is a Junior or Temporary Mortgage Loan on which an Affiliated Borrower has defaulted on the repayment of Principal when due, or defaults on the payment of interest or other payment which default gives rise to the acceleration of such Junior or Temporary Mortgage Loan.  The Guarantor shall make payment on any such Defaulted Junior or Temporary Mortgage Loan within ten days after written demand to do so by the Fund.

                D.  Purchase Price Guaranty.   The Guarantor has guaranteed that Stockholders will receive during the life of the Fund aggregate distributions from all sources in an amount at least equal to their Original Capital Contributions without regard to the source of characterization of such cash flow.  Any amount due pursuant to the Purchase Price Guaranty will be paid promptly after the complete dissolution and liquidation of the Fund and the distribution of the proceeds from the sale of its assets to Stockholders.

                E.  Limitation.  The Escrow Guaranty, the Cash Flow Guaranty, the Junior Mortgage Loan Guaranty and the Purchase Price Guaranty are binding on the Guarantor, but are limited to its assets.

                F.  Delegation.  The Guarantor shall have the right to delegate and be released from its obligations under this Agreement; provided, however:  (i) that no delegation shall be effective to release the Guarantor from its obligations hereunder unless the delegate shall have a net worth at least equal to $10,000,000 and (ii) a majority of the Independent Directors of the Fund shall consent to such delegation and release.

                G.  Termination.   If the Advisory Agreement is terminated without the consent of the Advisor, the obligations of the Guarantor under this Agreement will immediately terminate, but will remain in effect with regard to any Junior or Temporary Mortgage Loan having been made by the Fund to an Affiliated Borrower as of the date of such termination.

                H.  Governing Law.  This instrument and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of Kentucky, without regard to conflicts of law or rules.

                IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

NTS GUARANTY CORPORATION

By:	/s/ W.D. Parr
W.D. Parr
	Its:	Executive Vice President

NTS MORTGAGE INCOME FUND

By:	/s/ R.L. Good
R.L. Good
	Its:	Executive Vice President